Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

UniTek Global Services, Inc.
Blue Bell, Pennsylvania

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of i) our report dated March 31, 2010, relating to the audit of the consolidated financial statements of Berliner Communications, Inc. as of December 31, 2009 and for the six month period ended December 31, 2009, ii) our report dated September 28, 2009, relating to the audit of the consolidated financial statements of Berliner Communications, Inc. as of June 30, 2009 and June 30, 2008 and for years ended June 30, 2009 and 2008, which are incorporated by reference in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

BDO USA, LLP (formerly BDO Seidman, LLP)
Woodbridge, New Jersey
October 28, 2010